CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Tax-Free Income Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 29 to Registration Statement No. 2-88912 of our report dated October 30, 1998 appearing in the Annual Report to Shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
November 25, 1998